Exhibit 10.7

May 7, 2004

George R. Judd

3981 Devon Oak Dr.

Marietta, GA 30066

Dear George:

BlueLinx Corporation (the “Company”) desires to set forth the payments to which you (the “Executive”) would be entitled following the termination of the Executive’s employment with the Company as well as the Executive’s continuing obligations to the Company during and after the Executive’s employment with the Company. This Agreement shall only become effective on the Closing Date as defined in the Asset Purchase Agreement by and among Georgia-Pacific Corporation, Georgia-Pacific Building Materials Sales, Ltd. and the Company (f/k/a ABP Distribution Inc.), dated as of March 12, 2004 (the “Asset Purchase Agreement”). For the purposes of this Agreement, the Company’s subsidiaries and APB Distribution Holdings Inc., so long as APB Holdings Distribution Inc. owns at least a majority of the outstanding common stock of the Company, shall be referred to as “Affiliated Companies.” By signing this letter agreement (“Agreement”), the Executive agrees to the terms and conditions set forth herein.

1.                                       Reasons for Termination of Employment. The Executive’s employment shall terminate under the following circumstances:

(a)                                  the Executive’s death;

(b)                                 a determination by the Company in good faith that the Executive has incurred a “Disability” (as defined below) as follows: The Company may give to the Executive written notice of its intention to terminate the Executive’s employment because of his Disability (as defined below). In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

For purposes of this Agreement, “Disability” means the determination by the Company, in accordance with applicable law, based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative that, as a result of a physical or mental injury or illness, the Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days or (ii) 180 days in any one year period.

(c)                                  by the Company with or without Cause; or

For purposes of this Agreement, “Cause” shall mean (i) commission of a felony by the Executive, (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its Affiliated Companies, (iii) the Executive’s material breach of any provision of this Agreement, (iv) the Executive’s failure to follow the lawful written directions of the Chief Executive Officer of the Company, or (v) conduct by the Executive in connection with his duties hereunder that is fraudulent, unlawful or willful and materially injurious to the Company or its Affiliated Companies; provided, that, the Executive shall have ten (10) business days following the Company’s written notice of its intention to terminate the Executive’s employment to cure such Cause, if curable, as determined by the Company, in its sole discretion.

For the purposes of this Section 1(c), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or upon the instructions of the Chief Executive Officer or a senior officer of the Company (in the case of the Chief Executive Officer, the Board of Directors of the Company) or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d)                                 by the Executive with or without Good Reason.

(i)                                     For purposes of this Agreement, “Good Reason” shall mean, without the consent of the Executive, (A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities immediately following the Closing Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (B) a reduction by the Company in the Executive’s base salary or in the percentage of base salary on which the Executive’s bonus is based; (C) the Company’s requiring the Executive to be based at any office or location outside of twenty-five (25) miles from Marietta, Georgia; (D) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement or (E) any failure by the Company to comply with and satisfy Section 15 of this Agreement; provided, however in the event that the Executive occupies the position of President and Chief Operating Officer (“COO”) of the Company but is removed as President and COO prior to the first anniversary of the Closing Date and remains employed as Vice President, Operations, such removal as President and COO (and terms and conditions related thereto) shall not constitute Good Reason under this Agreement.

(ii)                                  “Good Reason” shall not include for purposes of Sections l(d)(i)(A) through (D) above, an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company within ten (10) business days after receipt of notice thereof given by the Executive.

2.                                       Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) indicates the Date of Termination (as defined below). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder, or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

3.                                       Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, ten (10) business days following the Company’s or Executive’s receipt of the Notice of Termination, unless, in the case of Cause, the Company determines that the reason (or reasons) for the Cause termination is (or are) not curable in which case the Date of Termination shall be the date set forth by the Company in the Notice of Termination, (ii) if the Executive’s employment is terminated by the Company without Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive resigns for reasons that do not constitute Good Reason, the Date of Termination shall be the last day of the month in which such resignation occurs.

4.                                       Termination of Employment by the Company without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to the following; provided that the Executive delivers to the Company a valid release substantially in the form attached hereto as Exhibit A.

(a)                                  the Executive’s accrued but unpaid base salary and any accrued, but unpaid portion of bonus through the Date of Termination, if any (the “Accrued Obligations”);

(b)                                 payment equal to two times the Executive’s annual base salary in effect immediately prior to the Date of Termination plus two times the bonus amount received by the Executive for the year prior to the calendar year of the Executive’s termination; provided, that, if termination occurs during 2004, such bonus amount shall be the bonus amount received by the Executive from Georgia-Pacific Corporation in respect of fiscal year 2003 performance, payable in equal monthly installments over a twenty-four (24) month period from the Date of Termination;

(c)                                  a lump sum in cash within 30 days after the Date of Termination in an amount equal to the contributions the Company would have made for the benefit of the Executive to the Company’s qualified salaried 401(k) plan, (if the Company is making matching contributions or other contributions to the salaried 401(k) plan at the time of the Executive’s termination), assuming (i) the Executive continued as an employee of the Company for a period of two years beginning on the Executive’s Date of Termination, and (ii) the Executive during such period contributed six percent of his base salary (as in effect immediately prior to the Date of Termination) to the 401(k) plan;

(d)                                 continued health and welfare benefits to the Executive and his family for a period of two (2) years as if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other similarly situated executives of the Company and their families, at no additional cost to the Executive other than the cost of such benefits to the Executive as in effect immediately prior to the Date of Termination. If, at the end of this two year period of continued health and welfare benefit coverage, the Executive is at least age 55 and has 10 years of service (determined as if the Executive had remained employed by the Company during the two year period of continued benefit coverage and, pursuant to the terms of the Human Resources Agreement (as defined under the Asset Purchase Agreement), including the Executive’s period of service with Georgia-Pacific Corporation), the Company shall provide the Executive (and the Executive’s eligible dependents) with retiree medical and dental benefit coverage no less favorable than the coverage provided to retirees of the Company (and their dependents) immediately prior to the Date of Termination; provided, that, in all cases, the Executive shall pay the full cost of any applicable premium without any subsidy provided by the Company in a manner which results in no cost to the Company on a FAS 106 basis. In the event the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan or becomes eligible for Medicare, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan or Medicare, as applicable, during such applicable period of eligibility.

(e)                                  $25,000 of outplacement services, the scope and provider of which shall be selected by the Executive in his sole discretion; and

(f)                                    to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

5.                                       Termination Due to Executive’s Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall have no further obligations to the Executive’s legal representatives under this Agreement, other than for the payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. The term “Other Benefits” as used in this Section 5 shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to the Executive on the Date of Termination.

6.                                       Termination Due to Executive’s Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Company shall have no further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. The term “Other Benefits” as used in this Section 6 shall include, without limitation, and Executive shall be entitled to receive, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as are applicable to Executive and his family on the Date of Termination.

7.                                       Termination of Executive’s Employment by the Company for Cause or By the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall have no further obligations to the Executive, other than for payment to the Executive of his accrued but unpaid base salary and benefits through the Date of Termination, if any, and Other Benefits, in each case to the extent theretofore unpaid.

8.                                       Exclusivity of Severance. Payments under this Agreement shall be in lieu of any payments to which Executive may be entitled under any Company severance plan for salaried employees.

9.                                       No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 4(d), such amounts shall not be reduced whether or not the Executive obtains other employment.

10.                                 Parachute Payments. At the Executive’s request, the Company will use its reasonable best efforts to obtain approvals as may be required, including shareholder approvals, to cause payments made under this Agreement to be exempt from the definition of “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), if such payments hereunder are made in connection with the events described under Section 280G of the Code. Notwithstanding any provision contained herein to the contrary, the Company shall not be responsible for the payment of any excise taxes incurred by the Executive under Section 4999 of the Code or for any tax gross-up payments at any time, including, but not limited to, in the event that the appropriate approvals are not obtained or in the event that exemptions to “parachute payments” no longer apply.

11.                                 Confidential Information.

(a)                                  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been (i) obtained by the Executive during the Executive’s employment by the Company or any of its Affiliated Companies or (ii) acquired by the Company or any of its Affiliated Companies from Georgia-Pacific Corporation, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (“Confidential Information”). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b)                                 All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company and its Affiliated Companies, whether prepared by the Executive or otherwise coining into the Executive’s possession, shall remain the exclusive property of the Company and its Affiliated Companies, and the Executive shall not remove any such items from the premises of the Company and its Affiliated Companies, except in furtherance of the Executive’s duties.

(c)                                  It is understood that while employed by the Company or its Affiliated Companies, the Executive will promptly disclose to the Company, and assign to the Company the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will reasonably assist the Company and its Affiliated Companies during the period of the Executive’s employment by the Company or its Affiliated Companies and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)                                 As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company and its Affiliated Companies all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

12.                                 Non-Solicitation or Hire. During his employment with the Company and for a period of eighteen months (18) months following the termination of the Executive’s employment for any reason, the Executive shall not solicit or attempt to solicit, (a) any party who is a customer of the Company or its Affiliated Companies, for the purpose of marketing, selling or providing to any such party any services or products offered by the Company or its Affiliated Companies to such customer other than general solicitations to the public and not directed specifically at a customer of the Company, (b) any party who is a vendor of the Company or its Affiliated Companies to sell similar products or (c) any employee of the Company or any of its Affiliated Companies to terminate such employee’s employment relationship with the Company and its Affiliated Companies in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Company or any of its Affiliated Companies (other than with respect to general employment solicitations to the public and not directed specifically at employees of the Company and its Affiliated Companies).

13.                                 Non-Competition During Executive’s employment by the Company and for a period of eighteen (18) months following the termination of the Executive’s employment for any reason, the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or it Affiliated Companies, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the building products distribution business in the United States or Canada (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

14.                                 Remedies; Specific Performance. The parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Sections 11 through 13 will result in irreparable and continuing damage to the Company and its Affiliated Companies for which there may be no adequate remedy at law and that the Company and its Affiliated Companies shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Sections . The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its Affiliated Companies against him for such breaches or threatened or attempted breaches. In addition, without limiting the remedies of the Company and its Affiliated Companies for any breach of any restriction on the Executive set forth in Sections 11 through 13, except as required by law, the Executive shall not be entitled to any payments set forth in Section 4 hereof if the Executive breaches the covenant applicable to the Executive contained in Sections 11 through 13 and the Company and its Affiliated Companies will have no obligation to pay any of the amounts that remain payable by the Company under Section 4.

15.                                 Successors. This Agreement is personal to the Executive and without prior written consent of the Company, shall not be assignable by the Executive. To the extent provisions contained herein relate to the Executive’s legal representatives, this Agreement shall inure to the benefit of and be enforceable by such legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if not such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as set forth herein and any successor to its business and/or assets as set forth herein which assumes and agrees to perform this Agreement.

16.                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

17.                                 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

George R. Judd

3981 Devon Oak Dr.

Marietta, GA 30066

If to the Company:

BlueLinx Corporation

4100 Wildwood Parkway

Atlanta, Georgia 30339

Attention: Chief Executive Officer

With a copy to:

Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York 10171

Attention: Lenard Tessler

And a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Stuart D. Freedman, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

18.                                 Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

19.                                 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. The parties hereto understand and acknowledge that the agreement dated April 1, 2002 between the Executive and Georgia-Pacific Corporation has been terminated.

20.                                 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

21.                                 Arbitration. The Company and Executive agree to arbitrate any controversy or claim arising out of this Agreement or otherwise relating to Executive’s employment by the Company or the termination of such employment to the extent required (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination); provided that the Company shall have the right to, and be permitted to, seek and obtain injunctive relief from a court of competent jurisdiction pursuant to Section 14 above in the state or federal courts located in the State of New York. Any such arbitration shall be fully and finally resolved in binding arbitration in a proceeding in the State of New York, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single arbitrator. The arbitrator shall not have the authority to modify or change any of the terms of this Agreement, except as provided in Section 25 hereof. The arbitrator’s award shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. Each party thereto shall bear its own costs incurred in any such arbitration, including legal fees and expenses.

22.                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

23.                                 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

24.                                 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Sections 11 through 13 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

25.                                 Judicial Modification. If any court or arbitrator determines that any of the covenants in Sections 11 through 13, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ George R. Judd
George R. Judd

BLUELINX CORPORATION

By:	/s/ Charles H. McElrea
	Name:	Charles H. McElrea
	Title:	CEO